Exhibit 99.1

Amarin Provides 2010 Year-End Review to Shareholders

-With Positive Phase 3 Data, Experienced Management Team Prepares for Commercialization

of Amarin’s AMR101 for the Treatment of Elevated Triglycerides-

DUBLIN and MYSTIC, Conn., January 31, 2011 – Amarin Corporation plc (Nasdaq: AMRN), a clinical-stage biopharmaceutical company with a focus on cardiovascular disease, today issued a special letter to its shareholders. The text of the letter, written by Joseph S. Zakrzewski, Executive Chairman and Chief Executive Officer of Amarin, follows:

Dear Shareholders:

With 2011 now underway, I am pleased to provide you with a brief review of Amarin’s accomplishments in 2010 and an outline of our strategy for 2011 and beyond. In summary, 2010 was a very successful year for us, and we look forward to continued success in the year to come.

Our Recent Accomplishments Include:

•	Successful top-line results from our Phase 3 MARINE trial

•	Completed patient randomization for our Phase 3 ANCHOR trial

•	Strengthened management team and board of directors

•	Strengthened balance sheet with additional $100M cash

•	On track for a 2011 NDA submission

AMR101 is Positioned to Be Best-in-Class Therapy for Very High Triglycerides

In November 2010, we announced that AMR101, Amarin’s lead product candidate for the treatment of patients with very high triglycerides (>500 mg/dL), met the primary endpoint in the Phase 3 MARINE study with highly significant reductions in triglycerides from baseline compared to placebo at both the 4 gram and 2 gram doses. In addition to achieving these key endpoints, the results of this trial exceeded our expectations with no statistically significant increase in LDL-cholesterol observed at either dose, with triglyceride lowering that was greater in the predefined subset of patients on statin therapy and with encouraging results regarding prespecified markers of inflammation. Additionally, we observed in the trial a safety profile for AMR101 similar to placebo. The endpoints for this trial were established under a Special Protocol Assessment agreement (SPA) with the U.S. Food and Drug Administration (FDA). In contrast to previous studies of omega-3 fatty acids and fibrate treatments of patients with very high triglyceride levels, AMR101 is the first such triglyceride-lowering therapy demonstrated to reduce triglycerides without significantly increasing LDL-cholesterol levels. We expect to present the full data set at an upcoming medical conference this year.

Completed Patient Randomization for ANCHOR Trial Ahead of Schedule with Top-Line Results Expected in Q2 2011

The ANCHOR trial, a multi-center, placebo-controlled, randomized, double-blind, 12-week pivotal study, evaluates the efficacy and safety of 2 grams and 4 grams of AMR101 in patients with high triglyceride levels (200 mg/dL to less than 500 mg/dL) who are also on statin therapy. Patients in this trial are characterized as having high triglyceride levels with mixed dyslipidemia (two or more lipid disorders) and are at high risk for the development of cardiovascular disease. Currently, no omega-3 based therapy is approved by the FDA for treating this patient population. The treatment of high triglyceride levels represents a major commercial opportunity as first-in-class prescription medicine, as an estimated 36 million patients in the U.S. alone have high triglycerides. The primary endpoint in this trial is triglyceride reduction from baseline compared to placebo. This trial is being conducted under an SPA agreement with the FDA.

Strengthened Amarin’s Senior Management and Board of Directors

A year ago, we were shifting our operational focus to our Research and Development Headquarters in the U.S., becoming solely focused on cardiovascular opportunities, and launching our Phase 3 trials. The team as constituted for this mission completed the MARINE trial earlier than initially expected and we believe is poised to do the same with the ANCHOR trial. The team at Amarin, together with its collaborators, deserves tremendous applause for the accomplishments over the past year. Every member of the team made significant contributions during 2010.

During 2010, my role as Executive Chairman expanded into the more active role of Executive Chairman and Chief Executive Officer. Additionally, John F. Thero was promoted to President and, in further preparation for commercialization of AMR101, we made two important additions to our board of directors, appointing Kristine Peterson and Jan van Heek as directors. Ms. Peterson and Mr. van Heek each have more than 25 years of experience in the pharmaceutical industry, including experience in commercializing new products. Both of these independent directors are already making positive contributions to the company. Amarin now has eight members of the board of directors, with seven of the eight as non-officer directors.

Successfully Completed Offering of American Depositary Shares (ADSs) Allowing Amarin to Prepare for Commercialization of AMR101, File a New Drug Application (NDA)

In January 2011, we completed our underwritten public offering of ADSs at a price of $7.60 per ADS. Amarin sold a total of 13,800,000 ADSs, including the exercise in full of the underwriters’ over-allotment option, and received approximately $100 million of net proceeds from the offering after deducting underwriting discounts and commissions and estimated offering expenses. Amarin anticipates using the net proceeds from the offering to prepare for commercialization of AMR101, to file an NDA for AMR101 and for working capital and general corporate purposes. The cash raised in this offering is incremental to our unaudited cash balance of approximately $31 million as of December 31, 2010. The year-end cash balance includes approximately $9 million in proceeds from Q4 2010 warrant and option exercises.

Looking Ahead

Our priorities for 2011 include:

•	Presentation of the MARINE trial’s complete data set at an appropriate scientific conference and securing various publications of the data

•	Announcement of the top-line data for the ANCHOR trial in the second quarter of 2011

•	Filing an NDA for AMR101 in 2011

•	Building a foundation for commercializing AMR101

•	Qualifying additional suppliers to establish greater supply diversification and capacity in preparation for AMR101 launch

We believe that the positive results from the MARINE trial support the significant potential for AMR101 in multiple relatively untapped markets. Today, approximately 3.8 million patients in the U.S. alone are diagnosed with very high triglyceride levels over 500 mg/dL, an indication for which only one other omega-3 based drug is approved in the U.S. This prescription omega-3-based drug accounts for U.S. sales of approximately $1.0 billion.

Additionally, approximately 36 million patients are currently diagnosed with high triglyceride levels between 200 and 500 mg/dL, a patient population for which there is no approved omega-3-based drug. AMR101 is currently under investigation for this indication in the ongoing ANCHOR study. Amarin will evaluate all options for seeking regulatory approval for, and commercializing, AMR101, with the goal of maximizing the global sales opportunity for AMR101 and, as a result, shareholder value.

Closing

I would like to thank our investors for their continued support as we move forward to seek regulatory approval for and commercialize AMR101. We will continue to make the Amarin management team available to our investors by participating in various investor conferences throughout the year. We have already begun this year with meetings and a presentation at the JPMorgan Healthcare Conference in San Francisco and are scheduled to present at a number of presentations in the first and second quarter of 2011. These include; Leerink Swann Hot Topics Conference (New York City, February 16), CITI Healthcare Conference (New York City, March 2), RBC Capital Markets Healthcare Conference (New York City, March 2), ROTH Growth Conference (Laguna Niguel, March 14) and Needham & Company’s Heathcare Conference (New York City, April 5).

I look forward to further accomplishments in the year ahead.

Sincerely,

Joseph S. Zakrzewski

Executive Chairman and CEO

About AMR101

AMR101 is a semi-synthetic form of ethyl-EPA (ethyl icosapentate) that is being developed as a potentially best-in-class prescription medicine for treating patients with very high triglyceride levels (≥500 mg/dL). AMR101 is also being evaluated as a potentially first-in-class therapy for patients with high triglyceride levels (≥200 and <500mg/dL) who are also on statin-therapy for elevated LDL-cholesterol levels. Significant scientific and clinical evidence supports the efficacy and safety of ethyl-EPA in reducing triglyceride levels.

About Amarin

Amarin Corporation plc is a clinical-stage biopharmaceutical company with expertise in lipid science focused on the treatment of cardiovascular disease. The Company’s lead product candidate is AMR101, the active ingredient in which is ethyl-EPA (ethyl icosapentate). On November 29, 2010, the Company reported positive top-line results from the MARINE trial, the first of its Phase 3 clinical trials of AMR101. In the MARINE trial, AMR101 was investigated as a treatment for very high triglycerides (≥500 mg/dL). AMR101 is presently being investigated in a second Phase 3 clinical trial, the ANCHOR trial, for the treatment of patients with very high triglycerides (≥200 and <500mg/dL) who are also on statin therapy. The MARINE trial was, and the ANCHOR trial currently is, conducted under Special Protocol Assessment (SPA) agreements with the U.S. Food and Drug Administration (FDA). Amarin also has next-generation lipid candidates under evaluation for preclinical development.

Investor Contact Information:

Stephen D. Schultz

Senior Director Investor Relations and Corporate Communications

In U.S.: +1 (860) 572-4979 Ext.292

investor.relations@amarincorp.com

Lee M. Stern

The Trout Group

In U.S.: +1 (646) 378-2922

lstern@troutgroup.com

Media Contact Information:

David Schull or Martina Schwarzkopf, Ph.D.

Russo Partners

In U.S.: +1 (212) 845-4271 or +1 (212) 845-4292 (office)

             +1 (347) 591-8785 (mobile)

david.schull@russopartnersllc.com

martina.schwarzkopf@russopartnersllc.com

Mark Swallow or David Dible

Citigate Dewe Rogerson

In U.K.: +44 (0)207 638 9571

mark.swallow@citigatedr.co.uk

Disclosure Notice

This press release contains forward-looking statements, including statements about the timing and success of clinical trial results, regulatory approval and commercialization of product candidates, the potential indication for and market opportunity for our product candidate upon regulatory approval, if any, qualification of suppliers and the ability of the new management team to achieve current operating objectives. These forward-looking statements are not promises or guarantees and involve substantial risks and uncertainties. Among the factors that could cause actual results to differ materially from those described or projected herein are the following: anticipated operating losses and the likely need for additional capital to fund future operations; uncertainties associated generally with research and development, clinical trials and related regulatory approvals; the risk that historical clinical trial results, including the results of the MARINE trial and historical enrolment and randomization rates, may not be predictive of future results; uncertainties relating to the timing of data collection and analysis for the ANCHOR and MARINE trials; dependence on third-party manufacturers, suppliers and collaborators; significant competition; loss of key personnel; and uncertainties associated with market acceptance and adequacy of reimbursement, technological change and government regulation. A further list and description of these risks, uncertainties and other matters can be found in Amarin’s filings with the U.S. Securities and Exchange Commission, including its most recent Annual Report on Form 20-F. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise.

SOURCE Amarin Corporation plc